CENTURA BANKS, INC.                                   NEWS RELEASE


For Immediate Release

February 5, 1999

For More Information:                    Bruce Gillikin
                                         Centura Bank
                                         252-454-4050


CENTURA COMPLETES ACQUISITION OF SCOTLAND BANCORP AND SCOTLAND SAVINGS BANK

     ROCKY MOUNT, N.C. - Centura Banks, Inc. (NYSE: CBC) today finalized its acquisition of Scotland Bancorp, Inc. (AMEX: SSB) and its wholly-owned savings bank subsidiary, Scotland Savings Bank, based in Laurinburg, N.C. As part of the acquisition, Scotland Bancorp shareholders received $11.75 per share for each issued and outstanding share of Scotland Bancorp common stock. With assets of $61 million, Scotland Savings operated two banking offices in North Carolina: one in Laurinburg and one in Pinehurst.

     Now that all regulatory and stockholder approvals have been received and the acquisition completed, Centura will close its Laurinburg financial services office and conduct banking business solely at the former Scotland Savings Bank location at 505 S. Main Street, Laurinburg. Centura plans to close the Scotland Savings location in Pinehurst and Scotland Savings customers will be able to conduct their banking business at Centura's two Pinehurst locations: 110 Aviemore Road and 25 Chinquapin in Pinehurst Village.

     "Centura looks forward to providing Scotland Savings customers and others in the Laurinburg and Pinehurst communities with a broad range of quality financial services," said H. Kel Landis III, president of Centura Bank.

     With assets of $8.2 billion, Centura provides a complete line of banking, investment, insurance, leasing and trust services to individuals and businesses throughout North Carolina, South Carolina, and Virginia. Services are provided through 210 financial centers and over 300 ATMs; the Centura Highway telephone banking center; Centura's Internet site; and Quicken(R), QuickBooks(R), Microsoft(R) Money and Quicken(R) Lite (formerly BankNow/TM/), the leading personal finance software packages.

                                     # # #